UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 11, 2017

Commission File Number:  000-22920

Numerex Corp
(Exact name of registrant as specified in its charter.)

Pennsylvania
(State or other jurisdiction of incorporation or organization)
11-2948749
(IRS Employer Identification No.)

400 Interstate North Parkway SE, Suite 1350, Atlanta, Georgia 30339
(Address of principal executive offices)

770-693-5950
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 10, 2017, the Board of Directors (the "Board") of Numerex Corp. (the "Company") terminated the employment of Marc Zionts as Chief Executive Officer. Under the terms of his employment agreement, Mr. Zionts is required to resign as a member of the Board of Directors and comply with certain other restrictive covenants.

Effective January 11, 2017, the Board appointed Kenneth Gayron as interim Chief Executive Officer. Mr. Gayron will continue to serve as Chief Financial Officer. Mr. Gayron's annual base salary will be increased from $300,000 to $330,000. Mr. Gayron also will receive a discretionary cash bonus of $50,000 for 2016. In addition, Mr. Gayron will be granted 25,000 restricted stock units and options covering 25,000 shares, each of which will vest in four annual cumulative installments beginning on the first anniversary of the date of grant.

Effective January 11, 2017, the Board appointed Kelly Gay, age 57, as Chief Operating Officer. From May 2014 until May 2016, Ms. Gay served as the Company's President, Network Solutions. Prior to that time, Ms. Gay was CEO and President of Omnilink Systems Inc. (electronic tracking and monitoring devices) since April 2010. The Company acquired Omnilink in May 2014. From May 2016 until January 2017, Ms. Gay served on the Board of Directors of 1105 Media, a privately-held provider of business-to-business (B2B) marketing and media services.

Ms. Gay will receive an annual base salary of $330,000. In addition, Ms. Gay will be granted 25,000 restricted stock units and options covering 25,000 shares, each of which will vest in four annual cumulative installments beginning on the first anniversary of the date of grant.

A copy of a press release issued by the Company on January 11, 2017 is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

EX 99.1 Press Release dated January 11, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Numerex Corp

Date:   January 11, 2017
By:	/s/ Kenneth Gayron

Name: Kenneth Gayron
Title: Interim Chief Executive Officer and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release